Exhibit 10.1

AMENDMENT NO. 2

TO CONTINGENT CONVERTIBLE NOTE PURCHASE AGREEMENT

THIS AMENDMENT NO. 2 TO CONTINGENT CONVERTIBLE NOTE PURCHASE AGREEMENT (this “Amendment”) is made and dated as of March 31, 2006 by and between Diedrich Coffee, Inc., a Delaware corporation (the “Company”), and Sequoia Enterprises, L.P. (the “Lender”).

WHEREAS, pursuant to that certain Contingent Convertible Note Purchase Agreement dated as of May 10, 2004 by and between the Company and the Lender (as amended, extended and replaced from time to time, the “Note Purchase Agreement,” and with capitalized terms used herein and not otherwise defined used with the meanings given such terms in the Note Purchase Agreement), the Lender agreed to loan money to the Company on the terms and subject to the conditions set forth therein.

WHEREAS, the Company has requested the Lender to amend the Note Purchase Agreement in certain respects and the Lender has agreed to do so on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Waiver of Default; Amendment of Covenant.

(a) The Lender and the Company agree that the Company’s existing default under the Note Purchase Agreement due to the Company’s failure to comply with the “Minimum EBITDA” covenant set forth in Section 9.5 of the Note Purchase Agreement for the reporting period ending March 8, 2006 is hereby waived. It is understood by the parties hereto, however, that such waiver does not constitute a waiver of any other provision or term of the Note Purchase Agreement or any related document, nor an agreement to waive any covenant or other provision or term of the Note Purchase Agreement or any related document in the future.

(b) The parties hereto agree that the Minimum EBITDA covenant shall be deleted and that Section 9.5 shall be amended and restated as follows: “Reserved.”

2. Issuance of Warrants.

(a) To reflect the agreement of the parties hereto to modify the time at which Warrants will be issued under the Note Purchase Agreement, Section 2.2(a) of the Note Purchase Agreement is hereby amended and restated as follows:

Until such time as the aggregate principal amount of all Notes repaid shall equal the Loan Amount, upon a Change of Control of the Company, the Company shall issue a Warrant for all principal on repaid Notes with respect to which a Warrant has not been issued as of the date of such Change of Control.

(b) To reflect the agreement of the parties hereto to modify the time at which Warrants will be issued under the Note Purchase Agreement, Section 8 of the Form of Convertible Promissory Note attached as Exhibit A to the Note Purchase Agreement (the “Form of Note”) is hereby amended and restated as follows:

Issuance of Warrants. Until such time as the aggregate principal amount of all Notes issued under the Agreement and repaid shall equal $5,000,000, upon a Change of Control of the Company, the Company shall issue Lender warrants to purchase shares of Common Stock, as set forth in Section 2.2 of the Agreement (including adjustment as set forth in Section 2.2(c)). For federal income tax purposes the amount of the issue price allocated to each Warrant to be issued is One Dollar and Fifty Cents ($1.50) per $1,000 principal amount repaid, which shall be the value ascribed to each Warrant by the Company and Lender for all purposes, including the preparation of tax returns and the preparation of the financial statements of the Company.

3. Interest Rate.

(a) To reflect the agreement of the parties hereto to modify the applicable interest rate with respect to the Outstanding Balance of each Note, Section 3.2 of the Note Purchase Agreement is hereby amended and restated as follows:

Interest. Interest shall accrue from the date such Note is issued on the Outstanding Balance on each Note at the one-month, two-month or three-month, whichever period is closest to the remaining days in the calendar quarter, LIBOR Rate in effect on the date of issuance plus 5.30% per annum. The interest rate will be reset on the first day of each calendar quarter to the three-month LIBOR Rate then in effect plus 5.30% per annum. Interest shall be calculated on the basis of a 360 day year and actual days elapsed. Interest shall be payable in arrears.

(b) To reflect the agreement of the parties hereto to modify the applicable interest rate with respect to the Outstanding Balance of each Note, Section 2(a) of the Form of Note is hereby amended and restated as follows:

Rate. Interest shall be computed daily on the Outstanding Balance of this Note at the Note Rate. The “Note Rate” shall equal the one-month, two-month or three-month, whichever period is closest to the remaining days in the calendar quarter, LIBOR Rate in effect on the date of issuance plus 5.30% per annum. The interest rate will be reset on the first day of each calendar quarter to the three-month LIBOR Rate then in effect plus 5.30% per annum. Interest shall be calculated on the basis of a 360 day year and actual days elapsed. Interest shall be payable in arrears.

4. Expiration Date of Outstanding Warrants.

(a) To reflect the agreement of the parties hereto to modify the expiration date applicable to currently outstanding warrants issued pursuant to the Note Purchase Agreement, the term “Expiration Date” in such warrants is hereby amended to mean May 10, 2009.

(b) To reflect the agreement of the parties hereto to modify the expiration date applicable to warrants to be issued in the future pursuant to the Note Purchase Agreement, the definition of “Expiration Date” in the Form of Warrant attached as Exhibit B to the Note Purchase Agreement is hereby amended to mean May 10, 2009.

5. No Other Amendments. Except as expressly amended hereby, the Note Purchase Agreement shall remain in full force and effect as written.

6. Governing Law. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of California without regard to provisions regarding conflicts of laws.

7. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Signatures transmitted by facsimile or e-mail shall constitute original signatures.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

DIEDRICH COFFEE, INC.

By:	/s/ Stephen V. Coffey
Stephen V. Coffey
Chief Executive Officer

By:	/s/ Sean M. McCarthy
Sean M. McCarthy
Chief Financial Officer

SEQUOIA ENTERPRISES, L.P.

By:	/s/ Paul C. Heeschen
Paul C. Heeschen
General Partner